Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen and welcome to the Cyalume Technologies First Quarter 2010 Earnings Conference Call. My name is Juvan and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. As a reminder, this conference is being recorded for replay purposes and will be available on the company’s website in addition to a transcript of the call.

With me today are the President and CEO, Derek Dunaway and Chief Financial Officer, Mike Bielonko. Mr. Dunaway and Mr. Bielonko and going to discuss the company’s financial results for the first quarter 2010.

In compliance with SEC requirements, I would like to read the follow statement. Except for historical information and matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainty, that could cause actual results to differ materially from those set forth in the forward-looking statements. The factors that could cause the results to defer materially are included in the company’s filings with the Securities and Exchange Commission.

Forward-looking statements made during today’s call are only made as of the date of this conference call, and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, please refer to the disclosures made in the press release issued last night.

I will now like to turn the call over to Derek Dunaway.

Derek Dunaway, President and Chief Executive Officer

Thank you, Juvan. Let me give everyone the agenda for today’s call. First, I’ll provide a brief summary and commentary on performance for the first quarter. After which I’ll turn it over to Mike to discuss the financial performance in some detail. And then I’ll discuss in further detail our performance along our different product lines and comments on the outlook for the second quarter.

Overall, as you saw in the press release released last night, we’re very encouraged by the – the way that the year has started out. All areas of our business we’re up substantially from the same period last year. There are core military business – has still not fully returned on levels we have seen in the past, it is well above the 2009 levels and continuing to trend in a positive direction. The European reflective and commercial businesses are all performing at or above expectations and our ammunition business have one of the strongest, one or two strongest quarters that its every had.

I’ll provide a more detail and insight on the revenue figure shortly, but first I’ll hand it out for Mike to discuss the financial results in some more detail. Mike?

Michael Bielonko, Chief Financial Officer

Thanks, Derek. Good morning. Revenues for the first quarter of 2010 were approximately $8.9 million, representing an increase of $2.3 million or 34% from the first quarter of 2009. Increases occurred in all of our business sectors and were driven predominantly by increases in product demand, but also into a much lesser extend by price increases implemented in a number of products during the fourth quarter of last year, as well as the first quarter of this year.

Revenues for the first quarter of 2010 also represented an increase of approximately $1.1 million of revenues for the fourth quarter of 2009, were about a 15% improvement.

Our gross profit for the first quarter was $4.3 million, representing an increase of $1.5 million over quarter one of 2009. Our gross margin improved to 48.2%, which is a more normal level for us, up from 41.7% in the prior year. Largest factor was the 2009 amortization of inventory step up to fair value, which does not affect 2010, this lowered last year’s number by about 4%. Remainder of the improvement is due to a combination of three things. First, was a return to more normal levels of sales of higher margin products that occurred. Second, for the previously mentioned price increases that took effect and third, cost reduction efforts that took place over the second half of 2009 improved our margins on some products, including ammunition.

Turning to expenses, sales and marketing expenses as well as R&D expenses were essentially the same for this quarter as for last year’s quarter. General and administrative expenses were up $288,000, mostly due to the accrual of equity-based awards and to fees related to a management agreement with Selway Capital. Interest expense was up slightly due to an increase in senior debt rates that occurred in the second half of 2009 and which was partially offset by lower debt outstanding.

Amortization expense declined to $456,000 from $995,000 due to the impairment charges we recorded for 2009, which lowered the amount of intangible assets remaining to be amortized. With the total for all expenses actually decreasing in the first quarter of 2010, compared to the prior year, pre-tax income improved to $473,000 from a loss of about $1.3 million for 2009, due primarily to the increase in gross profit. Correspondingly, the tax provision increased to $312,000 from a benefit in the prior year of $547,000.

Effective tax rate for the first quarter of 2010 was 66%. The difference from the statutory rate of 34% was largely due to a valuation allowance recorded on foreign tax credits generated by unrepatriated earnings of our French subsidiary.

Let me now spend a few minutes on our financial condition. With the increase in sales and activity during the first quarter of 2010 compared to the fourth quarter of 2009, receivables, inventories and payables increased within our expectations. Our cash balance decreased slightly from year-end in conjunction with these fluctuations.

Total senior debt outstanding was $26.5 million at March 31, 2010, compared $27.6 million at December 31. The decrease of approximately $1 million was due to regularly scheduled monthly principal payments. Under an agreement with our senior lender, the company was required by April 30 to obtain $3 million of new outside money to take down senior debt, we have received an extension from meeting this obligation to June 30.

At this time, we are engaged in a transaction to bring in funds to meet this obligation. We are well along in due diligence to the potential provider of debt [inaudible] equity, but have not yet signed a definitive agreement, and thus we are not yet prepared to discuss any specifics relating to this transaction.

With that, I’d now like to turn it back over to Derek.

Derek Dunaway, President and Chief Executive Officer

Thank you, Mike. Now, I’ll provide more detail on the performance and outlook for each of our revenue sectors. First, I’ll discuss the U.S. military chemical business, which was up 17% over the same period last year, which is about $3.4 million in revenue. Increase was mainly due to the challenges we had in first quarter of 2009, which we were able to resolve and as such orders returned to be more in line with historic levels.

As we announced during the quarter, we did receive renewal of one of our major U.S. contracts which was renewed at the – sold through a supplier of several of our products to DLA. The trend for the second quarter continue to be strong, and we expect the business to be in line with expectations and consistent with historic performance.

Next, I’ll discuss our reflective business. The reflective business was also up, was up about 49% from last year to $900,000, due virtually entirely to a large Infra-Red Flag order that we received early in the quarter. We are still awaiting word on the awarding of the three-year IR Flag contract, which I’ve mentioned in the past, the order we received during the quarter was a result of the long delay in the awarding of the contract, which required the Defense Logistics Agency to purchase flags to bridge the gap until the final award.

We remain optimistic about that contract, additional information was provided to the DLA during the quarter, with regard to the contract, though we have little insight as to when the final award will take place.

Our international business had a very strong quarter, cap by large orders from the U.K. MOD, revenue was up 45% from Q1, 2009, though the first quarter was substantially up from Q1, last year, I do believe some of that variance is attributable to timing issues, and do not necessarily reflect an overall increase in demand. I still remain optimistic that the European business will be up from last year, even though Q1 is somewhat of an exaggeration that will likely be somewhat counterbalanced by future quarters. The preliminary results for the international business in Q2 have continued to very strong.

The commercial business had a strong quarter as well, posting an increase of 52% from last year to $800,000. The majority of this increase came from increased sales through U.S. distributors in 2009. We wanted to build out a stronger distributor network and the Q1 results are an indication of the success of that strategy.

Our new product in the commercial market, the Flare alternative, which was introduced at the end of last year, does continue to gain substantial interest in the market and we are still optimistic about the future performance of that product. And the outlook for the second quarter of the commercial business is in line with the first quarter.

First quarter ammunition revenue was up 46% and frankly, one of the best quarters we’ve had in this business at about $1.8 million. During the quarter, we announced a strategic partnership with General Dynamics. This agreement has us working closely together to develop and market several different applications for Cyalume Investment’s ammunition products across a wide variety of calibers. While many of these projects have multi-year development cycles. We do believe that we are on pace to demonstrate applications before the end of the year.

The outlook for ammunition in the second quarter as well as the rest of the year continues to suggest very strong performance. We also anticipate being the first order from our next round of ammunition before the end of the quarter.

In summary, we are very excited about how the year has started out. Our business has rebounded very well across the board, several of our strategic initiatives that we’ve launched are paying off in the ammunition business that continues to grow and gain momentum.

With that, I’d like to open the call – open the call to questions from the audience.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]. And our first question comes from John Bond from Nicusa Capital.

<Q – Paul Johnson>: Hi. This is actually Paul Johnson calling in for John.

<A – Derek Dunaway>: Hi, Paul. How are you?

<Q – Paul Johnson>: I’m fine. How are you? Good morning, everybody. Couple of questions, if I may. The first is, could you just walk through the break – the revenue breakout one more time by each of the divisions that you’ve talked about traditionally?

<A – Derek Dunaway>: Certainly, certainly. The – as I was [inaudible] the way I just talked about them, the U.S. military chemical was around 3.4 million, international was around 2.1, ammunition 1.8, reflective 900,000 and commercial 800,000.

<Q – Paul Johnson>: Perfect. Thanks. Second, if you look at the year and I know your business is lumpy by nature because your primary customers don’t always order every day in a nice, smooth, balanced way. But you look at the year not as a forecast, do you think the first quarter is reflective of what the year is going to look like? Or do you think the first quarter most of the businesses probably trend up from this level as the rest of the year goes on?

<A – Derek Dunaway>: I think that there is a couple – and I think some of them will trend up. The – we’re expecting the ammunition business to increase in the latter half of the year due to the introduction of the new 40 millimeter product line that we’ve discussed – that I have discussed before in the calls as well we anticipate to see an increase on – but hopefully on the reflective business as well as the U.S. military chemical business. So, I wouldn’t – I think the first quarter was a very good quarter. We’re not – we’re certainly not disappointed with the results, but I do think that the trend throughout the year will be a positive trend.

<Q – Paul Johnson>: Sounds like the one but two I guess – two wild cards, but the big wild card is European ChemLight just because the quarter might have been a tad bit stronger than a trend?

<A – Derek Dunaway>: Exactly. I mean, the numbers for the first quarter for European – really driven by the European orders, were very strong. So that one, I wouldn’t necessarily expect to see trending up.

<Q – Paul Johnson>: Got it. And then the commercial business, because there is a still just a huge unknown on the new products?

<A – Derek Dunaway>: Precisely.

<Q – Paul Johnson>: Okay. Perfect. Can we go back to ammo for a second? So, what I hear is that the new 40 mil you’re going to get, do you think you get an order this quarter, so before the end of the month of June to next six weeks?

<A – Derek Dunaway>: That is – that’s my expectation.

<Q – Paul Johnson>: And that would then ship, sorry, in the third calendar quarter?

<A – Derek Dunaway>: Third and/or fourth, yes.

<Q – Paul Johnson>: That’s harder to know.

<A – Derek Dunaway>: It is a little bit harder to know, yeah.

<Q – Paul Johnson>: And as we talked in the past, the moment you get that in, it’s kind of a – it take a quarter or two to get up to scale, but then a kind of is a step function increase in revenues for that product going forward?

<A – Derek Dunaway>: Yes. Essentially, correct. I would expect to see it somewhat mirror what happened with the – with the other 40 millimeter product.

<Q – Paul Johnson>: The current 40 millimeter, which you’ve been shipping, is doing very well. Any additional insight into increased use of it or decreased use for that matter, or is it kind of just now in steady state, we should expect it to stay this way for a little while?

<A – Derek Dunaway>: I think, it’s in relatively steady state for the immediate timeframe. We’ve – the ordering of it’s been very strong. The adoption of the product across different areas of the military continues, we’re seeing adoption of it within the Air Force for the first time, which is good. We are also seeing some international interest. So, I think we’re at a steady state for where we’re at right now. There are some – and we’re continuing to penetrate further across different areas in the U.S. military. We’re still looking at opportunities within the Army as I referred – mentioned before in this call as well as some of the international opportunities and obviously we’re working closely with our partner [inaudible] on that who is doing a very, very good job of pushing that product and driving the demand for it.

<Q – Paul Johnson>: You touched on my next question, but I just want to come back to it for half a second, is there any additional insight into the Army’s interest, non-interest, continued delay on the product?

<A – Derek Dunaway>: We’re working the issue very hard. I don’t really have any additional insight into it. The Army has done in 2010 what we expected them to do in that the item was listed as part of the budget, may have reprogrammed some of the spending that was associated with that. We are trying to make sure that that doesn’t happen in 2011.

<Q – Paul Johnson>: Okay, perfect. With – after the new 40 that you’re going to get orders here fairly soon, what’s the next caliber that you can start talking about?

<A – Derek Dunaway>: The next one that’s probably the furthest along is the 30-millimeter project that we’ve been working on, but we have a number of other projects that I am not quite ready to comment on specifically, because of the state that they are in. But a couple of other projects that within the next, hopefully within the next three to six months we’ll be able to start talking about more publicly.

<Q – Paul Johnson>: This 30 with [inaudible] or with GD?

<A – Derek Dunaway>: We have a 30-millimeter project with [inaudible] that we’ve been working on for a little while now.

<Q – Paul Johnson>: And the stuff you don’t want to talk about, [inaudible] – the stuff you don’t want to talk about is mostly GD or also [inaudible]?

<A – Derek Dunaway>: A little bit of both.

<Q – Paul Johnson>: Can you – and then – I think, it was my final question, but I don’t guarantee it. Can you talk a little bit more about the GD relationship? Obviously, you guys made the announcement. Prior to that, it was very difficult for you to talk about this mysterious partner you have, what can you say about the relationship?

<A – Derek Dunaway>: Well, there is not a whole lot of detail yet. We haven’t launched any specific program, any specific funded programs yet. Though, we do think there’s some things on the near horizon. But the relationship is essentially an agreement to pursue projects across a number of calibers of ammunition, mostly large – mostly larger caliber opportunities, and we are working very closely with them at Picatinny Arsenal as well as number of other places where we’ve had some pretty good interactions. The – I feel, we’ve been extremely well received by the military. They’ve been a good partner, a very good partner so far. They’ve been very proactive at bringing opportunities to us and bringing us into things. We have submitted a number of proposals and white papers already. So, we have a pretty – a pretty long opportunity pipeline I should say that we’ve built with them and – as I’ve commented on many times in this business, it takes – it takes a fair amount of time for these opportunities within ammunition to – to gestate and to a point that they’re revenue generators, but I think we are doing a very, very – we’ve been very aggressive in filling that pipeline to date.

<Q – Paul Johnson>: Final question on GD. Sort of as a scale from 1 to 10, 10 being you being a [inaudible] and 1 being [inaudible], where is GD and their enthusiasm for this technology program?

<A – Derek Dunaway>: Well, I’m just speaking from what they’ve told me, but I do think that, when we got into this couple – a little while ago, they are – they were interested in it, they thought it was a good idea and something that they wanted to [inaudible], they wanted to look into adding to the things that they’re doing. As we’ve gotten further into it and a couple of months later and they’ve got more and more feedback from users and from the military, I think that their excitement has expanded considerably. And the interest level that we’re receiving from those is at very, very high levels up in the organization.

<Q – Paul Johnson>: Maybe the obvious comment, they are pretty good at the ammo business?

<A – Derek Dunaway>: They are pretty good at the ammo business. Correct.

<Q – Paul Johnson>: Your technology gives them a lot of interesting applications?

<A – Derek Dunaway>: Yes.

<Q – Paul Johnson>: All right. Looking at my list, I believe I am true to my word that’s my last question.

<A – Derek Dunaway>: Great. Thanks, Paul. I appreciate it.

Operator:  Our next question comes from Paul Sonkin from Hummingbird.

<Q – Paul Sonkin>: I kind of like to listen to Paul Johnson to have some more questions. But I guess can you comment a little bit more on the commercial and sort of what you’ve been seeing there? And then, what has been the latest progress with the stuff that you throw on the floor and people walk through it? The...

<A – Derek Dunaway>: The – are you referring to the IDIRT product?

<Q – Paul Sonkin>: Yeah, the IDIRT.

<A – Derek Dunaway>: Sure. Yeah, let me talk about – both the commercial business...

<Q – Paul Sonkin>: And then is there any possibility of getting sued by Apple for calling it IDIRT?

<A – Derek Dunaway>: I think we’re safe. I don’t think that they have a dirt product that they’re looking to a market against us. As for the commercial business, just in response to your first question, what we’re seeing there really has been just a little bit of step-up in activity across the board. 2009 was a very slow year for the commercial business, and I strongly believe a lot of that had to do just with the overall economic challenges that existed.

If you – most of the distributors that we were doing business with and even the ones that we were bringing on as new distributors, their businesses were down anywhere from 30 to 40% pretty much across the board at least from what they were telling us. So, what we’ve seen in the first quarter is just a bit of a step-up in activity really across the board there. So it’s just – it’s just kind of driven by the volume of orders and having brought in a – throughout 2009, we signed up about 75 new distributors to work on the products and a number of new manufacturers. I think it’s just the beginnings of getting momentum.

<Q – Paul Sonkin>: I mean, could you give us any idea or a little bit more of a breakdown in terms of the commercial like what percent is flares and what percent is – are the commercial and I guess is it more a function of the budgets of the police and fire departments?

<A – Derek Dunaway>: Yeah, the flares still remain a very small percentage, where we’re still I think in the early stages of the launch of that product. We’re doing a lot of things right now to work on registering the products with Department of Transportation. We’re getting a lot of direction from some of the police agencies that are very interested. And so I would say that product has not even come close to reaching a real tipping point in demand and still from a sales standpoint it’s a relatively small percentage of the commercial sales.

The majority of the commercial sale to-date are really with the core product line with the 6-inch product line, which continues to sell well through the distributor markets and those end up getting into different safety applications. As well, some of our marine safety products have done very well in the first quarter. We sold a number of our different products to marines – into the marine safety market for personal marking and personal identification and safety lights. That business has been strong in the quarter.

<Q – Paul Sonkin>: And how big can the flare business get, I mean once you start to get adoption there, I mean do you have any idea how many flares are used in the United States?

<A – Derek Dunaway>: We estimate the flare business – and there’s not a – it’s not exactly scientific, because there’s not a – we’re not able to find any reports out there as to how big the business is. But we estimate that business to be around $30 million business. There’s really one major player in that business today. There’s a company called [inaudible] who sells pretty much all the power technique flares. So that’s essentially our estimate.

<Q – Paul Sonkin>: Thanks.

<A – Derek Dunaway>: Yeah. And then you said that – that your second question was just on the IDIRT products.

<Q – Paul Sonkin>: Yeah.

<A – Derek Dunaway>: That product continues to get a lot of interest. We have – we do sell it in relatively small quantities today still. I know that some of it has been sent over to [inaudible] I am not sure for the applications are where exactly. We’re talking directly with a couple of international [inaudible] militaries. We’re talking with a couple of groups within the U.S Military. We’re also talking with the Border Patrol about the products. There was a test that that [inaudible] was planning to do though, it has been delayed. We’re not sure when it’s going to be rescheduled for.

We’re also doing further development on that. We have a big development effort for that product as well where we’re moving towards a pressure activated version of that product. We’ve received some preliminary samples, which are very encouraging. So we do feel that we’re a couple of steps closer to having a new version of the product, which will meet some of the demands that we’ve heard from some of the – particularly from some of the foreign military we’ve spoke with.

<Q – Paul Sonkin>: Okay, thanks.

<A – Derek Dunaway>: Sure. Thanks, Paul. Good to talk to you.

Operator:  [Operator Instructions]. And I’m showing no further questions in the queue.

Derek Dunaway, President and Chief Executive Officer

Okay, great. Well, thank you very much everyone for attending the call. The transcript will be available on our website, and I appreciate your time and attendance. Thank you.

Operator:  Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all disconnect. Everyone have a great day.